Exhibit 99.2

                      THE FIRST OF LONG ISLAND CORPORATION

                                  NEWS RELEASE

October 8, 1999                                    For More Information Contact:
                             Mark D. Curtis, Senior Vice President and Treasurer
                                                        (516) 671-4900, Ext. 556

                             PRESS RELEASE IMMEDIATE
                 THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES
                               NINE MONTH EARNINGS

     Glen Head, New York, October 8, 1999 - The First of Long Island Corporation earned $2.14 per share for the first nine months of 1999. This is compared to $1.94 for the like period in 1998 which is an increase in earnings per share of 10%. The 1999 earnings are before a second quarter transition adjustment to the Allowance for Loan Losses which resulted in a special nonrecurring credit of 30 cents per share. The Corporation's income before the adjustment to the Allowance was $6,675,000 for the nine months ended September 30, 1999 and total assets at September 30, 1999 were $566,113,000.

                           TABULAR SUMMARY OF EARNINGS

Nine Months Ended
  September 30                                          1999            1998
                                                  -------------   -------------

Net Interest Income                               $  18,216,000   $  16,892,000

Net Income Before Transition Adjustment To The
  Allowance For Loan Losses                           6,675,000       6,156,000

Net Income                                            7,620,000       6,156,000

Earnings Per Share Before Transition Adjustment
  To The Allowance For Loan Losses:
  Basic                                                    2.18            1.98
  Diluted                                                  2.14            1.94

Earnings Per Share:
  Basic                                                    2.49            1.98
  Diluted                                                  2.45            1.94

Total Assets at September 30                        566,113,000     518,229,000


                                  (Continued)

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Quarter Ended September 30                             1999            1998
                                                  -------------   -------------

Net Interest Income                               $   6,206,000   $   5,819,000

Net Income                                            2,321,000       2,094,000

Earnings Per Share:
  Basic                                                    0.77            0.68
  Diluted                                                  0.76            0.66

For more detailed financial information please request a copy of the Corporation's third quarter 1999 Form 10-Q from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545.